Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-92041, 333-181001 and 333-151022 on Form S-8 of our reports dated February 28, 2013, relating to the consolidated financial statements and financial statement schedule of World Wrestling Entertainment, Inc. and subsidiaries, and the effectiveness of World Wrestling Entertainment, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche, LLP
Stamford, CT
February 28, 2013